CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-273432) of Companhia Paranaense de Energia – Copel of our report dated April 16, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers Auditores Independentes Ltda.
Curitiba, Brazil
April 16, 2025